Exhibit 23.1

广东宝臻会计师事务所（普通合伙）

Ste.2201, GDH BAY City Centre,
No.21 Zhujiang West Road., Guangzhou
广州市天河区珠江西路21号
粤海金融中心2201室

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Ambow Education Holding Ltd. on Form F-3, (File No. 333-291011) of our report dated February 13, 2026, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2024 and 2025, the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes, which report is included in this Annual Report on Form 10-K of Ambow Education Holding Ltd. for the year ended December 31, 2025.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Ste.2201, GDH Bay City Centre,

No. 21 Zhujiang West Road, Guangzhou

February 13, 2026